Exhibit 99.1

NEWS RELEASE – HOLD for call, 2 November 2022

Tellurian reports 25% increase in natural gas production for third quarter 2022

HOUSTON, Texas – (BUSINESS WIRE) November 2, 2022 -- Tellurian Inc. (Tellurian or the Company) (NYSE American: TELL) ended the third quarter with a 25% increase in net natural gas production and a 32% increase in natural gas sales, as compared to the second quarter of 2022.

President and CEO Octávio Simões said, “Tellurian continues to increase our domestic natural gas production by adding to our footprint, having now a total of 22,420 net acres, interests in 131 producing wells located in the Haynesville Shale, and more than 300 drillable locations*. In addition, Bechtel is continuing construction on the Driftwood terminal, and Tellurian is fully engaged in our efforts to secure strategic equity partners. The underlying market fundamentals strongly support our strategy of seeking the differential value between domestic and international natural gas prices for our shareholders.”

Upstream segment results

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Net production	11.4 Bcf**	3.9 Bcf
Revenue	$ 81.1 million	$ 15.6 million
Operating profit	$ 40.1 million	$ 3.5 million
Adjusted EBITDA***	$ 69.5 million	$ 10.9 million

* Inventory of reserve locations as of September 1, 2022 (using August 31, 2022 NYMEX strip pricing and as prepared by Netherland, Sewell & Associates in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management System (PRMS).

** Billion cubic feet of natural gas

*** Non-GAAP measure – see the end of this press release for a definition and a reconciliation to the most comparable GAAP measure.

Consolidated financial results
Tellurian reported a net loss of approximately $14.2 million, or $0.03 per share (basic and diluted), for the three months ended September 30, 2022, compared to a net loss of $15.9 million, or $0.04 per share (basic and diluted), in the third quarter of 2021.

Tellurian ended the third quarter of 2022 with approximately $1.4 billion in total assets, including approximately $607.5 million of cash and cash equivalents.

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

About Tellurian Inc.
Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG.

Tellurian will post a video by Executive Chairman Charif Souki on its website at http://www.tellurianinc.com/news-and-presentations at 10 am Central on November 2, 2022.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, drilling locations, the benefits of Tellurian’s business model, and construction and financing activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2021, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2022, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that upstream segment Adjusted EBITDA may provide financial statement users with additional meaningful comparisons between current results, the results of the Company’s peers and of prior periods.

Upstream segment Adjusted EBITDA excludes certain charges or expenditures. Upstream segment Adjusted EBITDA is a supplemental measure of performance and should not be viewed as a substitute for any GAAP measure.

Management presents Upstream segment Adjusted EBITDA because (i) it is consistent with the manner in which the Company’s position and performance are measured relative to the position and performance of its peers and (ii) it is more comparable to earnings estimates provided by securities analysts.

(in thousands, unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Upstream segment Adjusted EBITDA:
Upstream segment operating profit (loss)	$40,071	$3,491	$83,170	$(4,542)
Add back:
Depreciation, depletion and amortization	12,762	3,635	22,441	8,419
Allocated corporate general and administrative	16,709	3,766	31,155	10,925
Upstream segment Adjusted EBITDA	$69,542	$10,892	$136,766	$14,802

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com